EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION
225 W. WACKER DRIVE
CHICAGO, IL 60606                                                                                             CONTACT: Mark S. Nichter

FOR IMMEDIATE RELEASE

Continental Materials Corporation Reports
fourth quarter and full year 2003 results

Chicago, March 15, 2004 — Continental Materials Corporation (AMEX: CUO) today reported that fourth quarter net income was $2,027,000 ($1.15 Diluted EPS) on sales of $31,725,000 compared to net income of $1,131,000 (62 cents Diluted EPS) on sales of $31,772,000 in the prior year quarter.  The 2003 quarter benefited from improved results at two of the company’s aggregates’ operations that had experienced operating difficulties during 2002 and the first part of 2003 as new plants were brought online.  Furthermore, the 2002 fourth quarter’s earnings were depressed by a $662,000 write down of inventories and other costs associated with a product line.  The reduced level of construction activity along the Front Range in Colorado was offset by milder weather during 2003’s quarter which allowed construction activity on more days, largely offsetting the lower prices and demand.  Other income in the fourth quarter of 2003 includes a $176,000 credit related to the settlement of previously accrued property taxes at the Oracle Ridge Mine.

Net income for the year was $2,349,000 on sales of $120,165,000 compared to $3,275,000 on sales of $128,301,000 in 2002.  The decline in net income largely reflects the decline in sales.  This decline was the result of the above noted reduction in construction activity along the Front Range in Colorado as well as a sharp decline in fan coil sales.  Fan coil sales throughout 2003 reflected the nationwide slump in commercial construction, notably hotel construction.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	January 3, 2004	December 28, 2002	January 3, 2004	December 28, 2002

Sales	$31,725,000	$31,772,000	$120,165,000	$128,301,000

Operating income	2,705,000	1,930,000	3,607,000	5,711,000

Interest expense, net	(105,000)	(207,000)	(670,000)	(922,000)

Other income (expense)	353,000	4,000	512,000	236,000

Income before income taxes	2,953,000	1,727,000	3,449,000	5,025,000

Provision for income taxes	926,000	596,000	1,100,000	1,750,000

Net income	$2,027,000	$1,131,000	$2,349,000	$3,275,000

Basic earnings per share	$1.17	$.63	$1.34	$1.83
Average shares outstanding	1,729,000	1,785,000	1,754,000	1,794,000

Diluted EPS	$1.15	$.62	$1.31	$1.79
Average shares outstanding	1,767,000	1,821,000	1,791,000	1,830,000